                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           Bell Atlantic Corporation
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               (Name of Registrant as Specified In Its Charter)

                           Bell Atlantic Corporation
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                                            [LOGO OF BELL ATLANTIC APPEARS HERE]
--------------------------------------------------------------------------------

                         NOTICE OF 1997 ANNUAL MEETING
                                 OF SHAREOWNERS

March 10, 1997

  The 1997 Annual Meeting of Shareowners of Bell Atlantic Corporation (the "Company") will be held at The Playhouse Theatre, DuPont Building, 10th & Market Streets, Wilmington, Delaware, on Friday, May 2, 1997, at 2 p.m., for the following purposes:

    1. To elect directors for the ensuing year;

    2. To ratify the appointment of independent accountants to audit the Company's accounts for the year 1997;

    3. To act upon such other matters, including shareowner proposals, as may properly come before the meeting.

  Holders of the Company's common stock of record at the close of business on March 10, 1997 will be entitled to vote at the Annual Meeting or any adjournment thereof. A list of such shareowners will be available for inspection by shareowners of record during regular business hours at the offices of Bell Atlantic - Delaware, Inc., 901 Tatnall Street, Wilmington, Delaware, for ten days prior to the date of the Annual Meeting. Any shareowner wishing to inspect the list should make an appointment to do so with the Vice President - Corporate Secretary and Counsel, Bell Atlantic Corporation, 1717 Arch Street, 32nd Floor, Philadelphia, PA 19103.

  The Playhouse Theatre is accessible to all shareowners. A sign language interpreter will be provided if any shareowner so requests of the Vice President - Corporate Secretary and Counsel by April 11, 1997.

By Order of the Board of Directors

P. Alan Bulliner
Vice President - Corporate Secretary and Counsel

    PLEASE SIGN AND PROMPTLY RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING. SHAREOWNERS WILL BE ADMITTED TO THE ANNUAL MEETING UPON PRESENTATION OF PROOF OF OWNERSHIP. FOR SHAREOWNERS WHO OWN STOCK HELD BY BANKS, BROKERS OR INVESTMENT PLANS, EXAMPLES OF PROOF OF OWNERSHIP WOULD INCLUDE A 1997 BROKERAGE STATEMENT OR A LETTER FROM THE BANK OR BROKER.

                                PROXY STATEMENT

CONTENTS                                                                    PAGE
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
Voting Procedures                                                              1
--------------------------------------------------------------------------------
Election of Directors                                                          1
 .Item A on Proxy Card
--------------------------------------------------------------------------------
Ratification of Independent Accountants                                        9
 .Item B on Proxy Card
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Proposals of Shareowners                                                       9
 .Items C, D and E on Proxy Card
--------------------------------------------------------------------------------
Other Business                                                                11
--------------------------------------------------------------------------------
Executive Compensation                                                        12
--------------------------------------------------------------------------------
Submission of Shareowner Proposals and Director                               21
Nominations for 1998 Annual Meeting
--------------------------------------------------------------------------------
Proxy Solicitation                                                            21
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

 .Items scheduled to be voted on at the Annual Meeting.

                           BELL ATLANTIC CORPORATION
                    1717 ARCH STREET, PHILADELPHIA, PA 19103

VOTING PROCEDURES ______________________________________________________________

  This proxy statement and the accompanying proxy card or proxy/voting instruction card (either, the "proxy card") are being mailed beginning on or about March 17, 1997, to holders of record of common stock, par value $1.00 per share, of Bell Atlantic Corporation (the "Company" or "Bell Atlantic") in connection with the solicitation of proxies by the Board of Directors for the Company's 1997 Annual Meeting of Shareowners. The record date for the Annual Meeting is the close of business on March 10, 1997. On that date, approximately 437,816,000 shares of common stock were outstanding, each of which is entitled to one vote at the Annual Meeting.
  When a proxy card is returned properly signed, the shares represented will be voted in accordance with the shareowner's directions. If the proxy card is signed and returned without directions, the shares will be voted as recommended by the Board of Directors. A shareowner giving a proxy may revoke it at any time before it is voted at the Annual Meeting, by written notice to the Secretary, by submission of a proxy bearing a later date, or by casting a ballot at the Annual Meeting.
  Under the existing Bylaws of the Company, the holders of one-third of the shares issued and outstanding and entitled to vote, present in person or represented by proxy, constitute a quorum for the transaction of business. Upon completion of a proposed merger between a subsidiary of the Company and NYNEX Corporation (the "Merger"), the Bylaws of the Company will be amended and restated to provide that the holders of a majority of the shares issued and outstanding and entitled to vote, present in person or by proxy, will constitute a quorum for the transaction of business. Accordingly, if, as expected, the Merger is completed prior to May 2, 1997, the higher quorum requirement will be applicable to the Annual Meeting.
  Assuming a quorum is present, the 22 nominees for Director receiving the highest number of votes will be elected if the Merger has been completed prior to the Annual Meeting, and the 15 nominees for Director receiving the highest number of votes will be elected if the Merger has not been completed prior to the Annual Meeting, as described in more detail below. For Items B, C, D and E, the affirmative vote of a majority of shares present in person or by proxy and voting on a matter is necessary for approval. Shares represented by proxies which are marked "abstain" for Items B, C, D and E on the proxy card and proxies which are marked to deny discretionary authority on other matters will not be included in the vote totals for those items and, therefore, will have no effect on the vote. Where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in the vote totals.
  If a shareowner is a participant in the Bell Atlantic Direct Invest Plan ("Direct Invest"), formerly known as the Dividend Reinvestment and Stock Purchase Plan, the proxy card covers the number of full shares registered in the name of the Company in the participant's Direct Invest account and will serve as voting instructions for such shares. If a shareowner is a participant in the Company's 1976 Employee Stock Ownership Plan ("1976 ESOP"), Savings Plan for Salaried Employees, or Savings and Security Plan (Non-Salaried Employees), the proxy card will similarly serve as voting instructions for the trustees of those Plans if accounts are registered in the same name. Shares in Direct Invest and the 1976 ESOP cannot be voted unless the proxy card is signed and returned. If proxy cards representing shares in the two Savings Plans are not returned, those shares will be voted in the same proportion as the shares for which signed proxy cards are returned by other participants in those Plans.

ELECTION OF DIRECTORS __________________________________________________________

ITEM A ON PROXY CARD

  Under the Merger agreement, upon completion of the Merger, which the Company expects will occur prior to May 2, 1997, the Company's certificate of incorporation and Bylaws will be amended and restated to provide that the Board of Directors will consist of 22 members, 11 of whom initially will be designated by the current Bell Atlantic Board and 11 of whom initially will be designated by the Board of NYNEX Corporation ("NYNEX").
  The Board of Directors has determined that: (i) if the Merger has been completed prior to May 2, 1997, each of the following individuals is nominated for election as a Director of the Company to serve until the 1998 Annual Meeting of Shareowners, or until his or her successor has been duly elected and qualified: Mr. Babbio, Mr. Carrion, Mr. Cullen, Mr. de Vink, Mr. Gilliam, Mr. Goldstein, Ms. Kaplan, Mr. Kean, Ms. Kennan, Mr. Maypole, Mr. Neubauer, Mr. O'Brien, Mr. Pfeiffer, Mr. Price, Mr. Reed, Ms. Ridgway, Mr. Salerno,
Mr. Seidenberg, Mr. Shipley, Mr. Smith, Mr. Stafford and Ms. Young (collectively, the "Post-Merger Nominees"); and (ii) if the Merger has not been completed prior to May 2, 1997, each of the following individuals, all of whom are currently

Directors of the Company, is nominated for election as a Director to serve until the 1998 Annual Meeting of Shareowners, or until his or her successor has been duly elected and qualified: Mr. Adams, Mr. Albertini, Mr. Babbio, Mr. Bolger, Mr. Carlucci, Mr. Cullen, Mr. Gilliam, Mr. Kean, Mr. Maypole, Mr. Neubauer, Mr. O'Brien, Mr. Pfeiffer, Ms. Ridgway, Mr. Smith and Ms. Young (collectively, the "Pre-Merger Nominees").
  If so authorized, the persons named in the accompanying proxy card intend to vote for the re-election of the Post-Merger Nominees if the Merger has been completed prior to May 2, 1997, or the Pre-Merger Nominees if the Merger has not been completed prior to May 2, 1997.
  If one or more of the nominees should become unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Board of Directors. If the Merger has been completed prior to May 2, 1997, any substitute nominee or nominees will be designated by the Board in accordance with the terms of the Merger agreement to ensure that there will be equal numbers of nominees who are former Bell Atlantic Directors (or their designees) and nominees who are former NYNEX Directors (or their designees). The Board knows of no reason why any of the nominees will be unable to serve.
  The following is a brief description of each nominee's principal occupation and business experience, age and directorships held in other corporations. The nominees' ownership of the Company's common stock is listed on page 18.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE SPECIFIED INDIVIDUALS AS SET FORTH ABOVE.

--------------------------------------------------------------------------------
NOMINEES
[PHOTO OF WILLIAM W. ADAMS APPEARS HERE]

                WILLIAM W. ADAMS, Retired Chairman of the Board, Armstrong World Industries, Inc., since 1994; Chairman of the Board (1993-1994); President and Chairman of the Board (1988-1993). Director of IREX Corporation. Director of Bell Atlantic since 1993. Age 62.

--------------------------------------------------------------------------------
[PHOTO OF WILLIAM O. ALBERTINI APPEARS HERE]

                WILLIAM O. ALBERTINI, Executive Vice President and Chief Financial Officer, Bell Atlantic Corporation, since 1995; Vice President and Chief Financial Officer (1991-1995). Director of American Water Works Company, Inc.; Compass Capital Funds; Grupo Iusacell, S.A. de C.V. Director of Bell Atlantic since 1995. Age 53.

--------------------------------------------------------------------------------
[PHOTO OF LAWRENCE T. BABBIO, JR., APPEARS HERE]

                LAWRENCE T. BABBIO, JR., Vice Chairman, Bell Atlantic Corporation, since 1995; Executive Vice President and Chief Operating Officer (1994-1995); Chairman, Chief Executive Officer and President, Bell Atlantic Enterprises International, Inc. (1991-1994). Director of Compaq Computer Corporation; Grupo Iusacell, S.A. de C.V. Director of Bell Atlantic since 1995. Age 52.

--------------------------------------------------------------------------------
[PHOTO OF THOMAS E. BOLGER APPEARS HERE]

                THOMAS E. BOLGER, Chairman of the Executive Committee of the Board of Directors, Bell Atlantic Corporation, since 1983; Chairman of the Board (January-June 1989); Chairman of the Board and Chief Executive Officer (1983-1988). Director of Ashland, Inc. Director of Bell Atlantic since 1983. Age 69.

--------------------------------------------------------------------------------
[PHOTO OF FRANK C. CARLUCCI APPEARS HERE]

                FRANK C. CARLUCCI, Chairman, The Carlyle Group (merchant banking), since 1993; Vice Chairman (1989-1993). Secretary of Defense, United States of America (1987-1989). Director of Ashland, Inc.; BDM International, Inc.; General Dynamics Corporation; Kaman Corporation; Neurogen Corporation; Northern Telecom Ltd.; Pharmacia & Upjohn, Inc.; The Quaker Oats Co.; SunResorts Ltd.; Texas Biotechnology Corporation; Westinghouse Electric Corporation. Director of Bell Atlantic since 1989. Age 66.

--------------------------------------------------------------------------------
[PHOTO OF RICHARD L. CARRION APPEARS HERE]

                RICHARD L. CARRION, Chairman of the Board, President and Chief Executive Officer, BanPonce Corporation (bank holding company), since 1990. Director of NYNEX since 1995; member of its Audit Committee and Committee on Benefits. Age 44.

--------------------------------------------------------------------------------
[PHOTO OF JAMES G. CULLEN APPEARS HERE]

                JAMES G. CULLEN, Vice Chairman, Bell Atlantic Corporation, since 1995; President (1993-1995); President and Chief Executive Officer, Bell Atlantic - New Jersey, Inc. (1989-1993). Director of Johnson & Johnson; Prudential Life Insurance Company. Director of Bell Atlantic since 1995. Age 54.

--------------------------------------------------------------------------------
[PHOTO OF LODEWIJK J.R. de VINK APPEARS HERE]

                LODEWIJK J.R. de VINK, President and Chief Operating Officer, Warner-Lambert Company (pharmaceutical and consumer health products), since 1991. Director of Warner-Lambert Company. Director of NYNEX since 1995; member of its Committee on Benefits and Finance Committee. Age 52.

--------------------------------------------------------------------------------
[PHOTO OF JAMES H. GILLIAM, JR., APPEARS HERE]

                JAMES H. GILLIAM, JR., Executive Vice President and General Counsel, and Member of the Executive Committee, Beneficial Corporation (financial services), since 1992. Director of Beneficial Corporation; Beneficial National Bank; Delmarva Power & Light. Trustee of Howard Hughes Medical Institute. Director of Bell Atlantic since 1989. Age 51.

--------------------------------------------------------------------------------
[PHOTO OF STANLEY P. GOLDSTEIN APPEARS HERE]

                STANLEY P. GOLDSTEIN, Chairman of the Board and Chief Executive Officer, CVS Corporation, Inc. (retail drug stores), since 1987; President (1985-1993). Director of CVS Corporation, Inc.; Footstar Incorporated; LNT Incorporated. Director of NYNEX since 1990; member of its Audit Committee and Finance Committee. Age 62.

--------------------------------------------------------------------------------
[PHOTO OF HELENE L. KAPLAN APPEARS HERE]

                HELENE L. KAPLAN, Of Counsel to the law firm of Skadden, Arps, Slate, Meagher & Flom, since 1990. Director of The Chase Manhattan Corporation; The May Department Stores Company; Metropolitan Life Insurance Company; Mobil Corporation. Director of NYNEX since 1990; Chair of its Public
                Responsibility Committee and member of its Committee on Benefits. Age 63.

--------------------------------------------------------------------------------
[PHOTO OF THOMAS H. KEAN APPEARS HERE]

                THOMAS H. KEAN, President, Drew University, since 1990. Governor, State of New Jersey (1982-1990). Director of Amerada Hess Corporation; ARAMARK Corporation; Beneficial Corporation; Fiduciary Trust Company International; United Healthcare Corporation. Chairman of Carnegie Corporation. Director of Bell Atlantic since 1990. Age 61.

--------------------------------------------------------------------------------
[PHOTO OF ELIZABETH T. KENNAN APPEARS HERE]

                ELIZABETH T. KENNAN, President Emeritus, Mount Holyoke College, since 1995; President (1978-1995). Director of Kentucky Home Mutual Life Insurance Company; Kentucky Home Life Insurance Company; Northeast Utilities; Putnam Funds, Inc.; Talbots Inc. Director of NYNEX since 1984; Chair of its Audit Committee and member of its Nominating and Board Affairs Committee. Age 59.

--------------------------------------------------------------------------------
[PHOTO OF JOHN F. MAYPOLE APPEARS HERE]

                JOHN F. MAYPOLE, Managing Partner, Peach State Real Estate Holding Company, Corporate Director and Consultant, since 1984. Director of Dan River Inc.; Massachusetts Mutual Life Insurance Company. Director of Bell Atlantic since 1983. Age 57.

--------------------------------------------------------------------------------
[PHOTO OF JOSEPH NEUBAUER APPEARS HERE]

                JOSEPH NEUBAUER, Chairman of the Board, President and Chief Executive Officer, ARAMARK Corporation (services management), since 1984. Director of ARAMARK Corporation; Federated Department Stores; First Union Corporation. Director of Bell Atlantic since 1995. Age 55.

--------------------------------------------------------------------------------
[PHOTO OF THOMAS H. O'BRIEN APPEARS HERE]

                THOMAS H. O'BRIEN, Chairman and Chief Executive Officer, PNC Bank Corp., since 1992; Chairman, President and Chief Executive Officer (1988-1991). Director of PNC Bank Corp.; Hilb, Rogal and Hamilton Company. Director of Bell Atlantic since 1987. Age 60.

--------------------------------------------------------------------------------
[PHOTO OF ECKHARD PFEIFFER APPEARS HERE]

                ECKHARD PFEIFFER, President and Chief Executive Officer, Compaq Computer Corporation, since 1991. Director of Compaq Computer Corporation; General Motors Corporation. Director of Bell Atlantic since 1996. Age 55.

--------------------------------------------------------------------------------
[PHOTO OF HUGH B. PRICE APPEARS HERE]

                HUGH B. PRICE, President and Chief Executive Officer, National Urban League, since 1994. Vice President of Rockefeller Foundation (1988-1994). Director of Metropolitan Life Insurance Company. Director of NYNEX since 1995; member of its Audit Committee and Public Responsibility Committee. Age 55.

--------------------------------------------------------------------------------
[PHOTO OF DONALD B. REED APPEARS HERE]

                DONALD B. REED, President and Group Executive - External Affairs and Corporate Communications, NYNEX Corporation, since 1995; President and Chief Executive Officer, NYNEX - New England (1993-1994); Executive Vice President and Chief Operating Officer (1991-1993). Director of The Paul Revere Corporation. Age 52.

--------------------------------------------------------------------------------
[PHOTO OF ROZANNE L. RIDGWAY APPEARS HERE]

                ROZANNE L. RIDGWAY, Former Assistant Secretary of State for Europe and Canada (1985-1989). Co-Chair, The Atlantic Council of The United States (a private foreign policy institute) (1993-1996); President (1989-1992). Director of The Boeing Company; Citicorp and Citibank; Emerson Electric Company; Minnesota Mining and Manufacturing Company; RJR Nabisco; Sara Lee Corporation; Union Carbide Corp. Director of Bell Atlantic since 1990. Age 61.

--------------------------------------------------------------------------------
[PHOTO OF FREDERIC V. SALERNO APPEARS HERE]

                FREDERIC V. SALERNO, Vice Chairman - Chief Financial Officer/Business Development, NYNEX Corporation, since 1994; President of NYNEX Worldwide Services Group, Inc. (1991-1994); President and Chief Executive Officer of New York Telephone Company (1987-1991). Director of Avnet Inc.; The Bear Stearns Companies Inc.; Orange and Rockland Utilities, Inc.; Viacom Inc. Director of NYNEX since 1991; member of its Finance Committee and Public Responsibility Committee. Age 53.

--------------------------------------------------------------------------------
[PHOTO OF IVAN G. SEIDENBERG APPEARS HERE]

                IVAN G. SEIDENBERG, Chairman of the Board and Chief Executive Officer, NYNEX Corporation, since 1995; President and Chief Executive Officer (January-March 1995); Chief Operating Officer (March-December 1994); Vice Chairman (1991-1995); Executive Vice President and President of NYNEX Worldwide Information and Cellular Services Group (1990-1991). Director of AlliedSignal Inc.; American Home Products Corporation; CVS Corporation, Inc.; Viacom Inc. Director of NYNEX since 1991; Chair of its Executive Committee. Age 50.

--------------------------------------------------------------------------------
[PHOTO OF WALTER V. SHIPLEY APPEARS HERE]

                WALTER V. SHIPLEY, Chairman of the Board and Chief Executive Officer, The Chase Manhattan Corporation, since March 1996. Chairman of the Board and Chief Executive Officer, Chemical Banking Corporation (1994-March 1996); President (1992-1993). Director of The Chase Manhattan Corporation; Champion International Corporation; The Reader's Digest Association, Inc. Director of NYNEX since 1983; Chair of its Finance Committee and member of its Executive Committee and Nominating and Board Affairs Committee. Age 61.

--------------------------------------------------------------------------------
[PHOTO OF RAYMOND W. SMITH APPEARS HERE]

                RAYMOND W. SMITH, Chairman of the Board and Chief Executive Officer, Bell Atlantic Corporation, since 1989. Director of CoreStates Financial Corp; US Airways Group, Inc.; Westinghouse Electric Corporation. Director of Bell Atlantic since 1985.
                Age 59.

--------------------------------------------------------------------------------
[PHOTO OF JOHN R. STAFFORD APPEARS HERE]

                JOHN R. STAFFORD, Chairman of the Board, President and Chief Executive Officer, American Home Products Corporation (pharmaceutical and health care products), since 1986 (did not hold the additional title of President for the period 1990-
                1993). Director of American Home Products Corporation; AlliedSignal Inc.; The Chase Manhattan Corporation. Director of NYNEX since 1989; Chair of its Committee on Benefits and member of its Finance Committee. Age 59.

--------------------------------------------------------------------------------
[PHOTO OF SHIRLEY YOUNG APPEARS HERE]

                SHIRLEY YOUNG, Vice President, China Strategic Development, General Motors Corporation, since 1996; Vice President, Consumer Market Development (1988-1996). Director of The Bombay Company, Inc.; Harrah's Entertainment, Inc.; Consultant Director of Dayton Hudson Corporation. Director of Bell Atlantic since 1986. Age 61.

--------------------------------------------------------------------------------

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

  The Board of Directors held 11 meetings in 1996. The Board has established an Executive Committee, an Audit Committee, a Human Resources Committee, a Finance Committee, and a Committee on Directors.
  The Executive Committee, which held one meeting in 1996, has the authority during the intervals between meetings of the Board to exercise the powers of the Board, except for certain powers reserved exclusively to the Board. Messrs. Bolger (Chair), Maypole, O'Brien and Smith, Ms. Ridgway and Ms. Young are the current members of the Committee.
  The Audit Committee, which met five times in 1996, is responsible for periodically reviewing the objectivity and results of audit programs of the Company, recommending to the Board each year the firm of independent accountants for appointment as auditors for the Company, meeting with the independent auditors to consider the scope of their activities and findings, meeting with appropriate officers of the Company to consider the Company's internal audit program and findings, overseeing the Company's Integrity and Ethics Compliance Program, and considering such other matters relating to the effectiveness of the internal and external audits of the accounts of the Company as the Committee may determine to be warranted. Messrs. Maypole (Chair), Adams, Gilliam and Neubauer and Ms. Ridgway are the current members of the Committee.
  The Human Resources Committee, which met seven times in 1996, is responsible for overseeing the management of human resources activities of the Company, including the determination of compensation for senior management, the granting of stock options to officers and employees, and the design of other tax-qualified pension and saving plans for employees. Ms. Young (Chair), and Messrs. Gilliam, Kean and Maypole are the current members of the Committee.

  The Finance Committee, which met three times in 1996, is responsible for making recommendations to the Board concerning investment policy and methods of financing the operations of the Company and its subsidiaries, overseeing investments of the Company's employee benefit plans, and evaluating new business and investment opportunities. Messrs. O'Brien (Chair), Bolger, Carlucci, Kean and Maypole are the current members of the Committee.
  The Committee on Directors, which met three times in 1996, is responsible for proposing changes in the composition, size and organization of the Board of Directors, including reviewing and recommending candidates for nomination to the Board, and for reviewing and making recommendations regarding compensation of Directors who are not employees of the Company ("Outside Directors"). The Committee is authorized to consider nominees recommended by shareowners. Shareowners who wish to propose director candidates for consideration by the Committee may do so by writing to the Secretary, giving the candidate's name, biographical data and qualifications. Ms. Ridgway (Chair), Ms. Young, and Messrs. Adams, Kean and Pfeiffer are the current members of the Committee.
  The Directors attended over 95 percent of their Board and assigned Committee meetings in the aggregate in 1996.

COMPENSATION OF OUTSIDE DIRECTORS

  All Outside Directors receive an annual retainer of $27,000 and a fee of $1,250 for each Board and Committee meeting attended. Committee chairpersons are paid an additional annual retainer of $5,000. Directors who are employees receive no remuneration for serving as members of the Board or as members of Committees of the Board.
  Directors may elect to defer the receipt of all or a part of their fees and retainers under the Bell Atlantic Deferred Compensation Plan for Outside Directors ("Outside Directors' Deferral Plan"). Amounts so deferred may be allocated to a cash deferral account, which earns interest, compounded monthly, at a rate determined by reference to l0-year United States Treasury notes, or to a stock deferral account, which is credited with share equivalents of Company stock having a value equal to the amount deferred, and which accrues additional shares of Company stock based on dividends paid, or they may divide their deferred payments between the two accounts.
  The Bell Atlantic Retirement Plan for Outside Directors ("Retirement Plan") provides retirement benefits for certain Outside Directors. In order to be eligible for a benefit, a Director must have served for an aggregate of five years as an Outside Director on the Board of the Company or on the board of directors of a subsidiary telephone company. The normal benefit is an annual amount equal to ten percent of the annual Board retainer payable to a participating Director at the date of retirement, multiplied by the Director's aggregate years of service as an Outside Director up to a maximum of ten years. A participating Director is eligible to receive a retirement benefit at the later of age 65 or the date of retirement. Benefits beginning before age 65, or deferred to age 70, are actuarially adjusted.
  In November 1995, the Board voted to discontinue the Retirement Plan, effective for Outside Directors initially elected to the Board after January 1, 1996. In January 1996, each Outside Director who was a participant in the Retirement Plan was given a one-time election to forfeit all benefits accrued under the Retirement Plan in exchange for a one-time, transitional grant of stock options, and eligibility to receive an annual grant of options to purchase 1,500 shares of Company stock as more fully described below.
  Pursuant to the Bell Atlantic Stock Compensation Plan for Outside Directors ("Stock Compensation Plan for Outside Directors"), each Outside Director is entitled to receive an annual grant of options to purchase 1,000 shares of Company stock. Amendments to the Stock Compensation Plan for Outside Directors were adopted by the Board in November 1995 in connection with the discontinuation of the Retirement Plan, subject to shareowner approval, which was received at the 1996 Annual Meeting. The amendments, effective in January 1996, provide for additional annual grants of options to purchase 1,500 shares of Company stock to each Outside Director who does not participate in the Retirement Plan.
  Outside Directors are also furnished life insurance coverage and business-related travel accident insurance. The total premiums paid by the Company for such insurance coverage for all Outside Directors in 1996 were $3,482.
  In 1989, the Board adopted the Bell Atlantic Corporation Directors' Charitable Giving Program, pursuant to which the Company is obligated to contribute an aggregate of $500,000 to one or more charitable organizations or educational institutions designated by Directors who meet certain eligibility requirements, upon the Director's death, either while serving on the Board or after retirement from the Board. Designated donees are subject to Company review. The Program was discontinued, effective for Directors initially elected after 1992.

RATIFICATION OF INDEPENDENT ACCOUNTANTS ________________________________________

ITEM B ON PROXY CARD

  The Board of Directors, upon the recommendation of the Audit Committee, has reappointed the firm of Coopers & Lybrand L.L.P., Certified Public Accountants, as independent accountants to conduct an audit of the accounts of the Company for the year 1997. If the appointment is not ratified by shareowners, the Audit Committee may reconsider its recommendation. A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT ACCOUNTANTS FOR THE YEAR 1997.

PROPOSALS OF SHAREOWNERS _______________________________________________________

ITEM C ON PROXY CARD

  Mrs. Evelyn Y. Davis, Watergate Office Building, Suite 215, 2600 Virginia Avenue, N.W., Washington, DC 20037, who owns 120 shares of the Company's common stock, has stated that she intends to submit the following proposal at the Annual Meeting:
  "RESOLVED: That the shareholders recommend that the Board take the necessary steps that Bell Atlantic specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $250,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them.
  REASONS: In support of such proposed Resolution, it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized. At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation. Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management. Last year the owners of 43,059,493 shares, representing approximately 14.2% of shares voting, voted FOR this proposal. If you AGREE, please mark your proxy FOR this proposal."

BOARD OF DIRECTORS' POSITION

  The Board does not believe that adoption of the proposal would impart any meaningful additional information to shareowners. The Board believes that the disclosure requirements of the Securities and Exchange Commission ("SEC") currently provide shareowners with sufficient information with respect to compensation matters. In accordance with SEC rules, the Company provides detailed information in its proxy statement regarding the compensation of its most highly compensated executive officers, including the terms and conditions of any contractual arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ABOVE PROPOSAL.

ITEM D ON PROXY CARD

  Mr. John J. Gilbert and Mrs. Margaret R. Gilbert, 29 East 64th Street, New York, NY 10021-7043, who are co-trustees of family trusts holding 504 shares of the Company's common stock and who own an additional 135 shares, and Mrs. Edith Rudy and Mr. Edward Rudy, who own 343 shares of the Company's common stock, have stated that they intend to submit the following proposal at the Annual
Meeting:
  "RESOLVED: That the stockholders of Bell Atlantic Corporation, assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.
  REASONS: With the merger of NYNEX it is very important to have cumulative voting representing the stock ownership. Complaints by pensioneers brought out at the NYNEX special meeting about their holdings being properly utilized to bring about representation on boards, so that their complaints are fairly taken care of.

  A California law provides that all state pension holdings and state college funds, invested in shares must be voted in favor of cumulative voting proposals, showing increasing recognition of the importance of this democratic means of electing directors.
  The National Bank Act provides for cumulative voting. In many cases companies get around it by forming holding companies without cumulative voting. Banking authorities have the right to question the capability of directors to be on banking boards. In many cases authorities come in after and say the director or directors were not qualified. We were delighted to see the SEC has finally taken action to prevent bad directors from being on boards of public companies. The SEC should have hearings to prevent such persons becoming directors before they harm investors.
  Many successful corporations have cumulative voting. Example, Pennzoil defeated Texaco in that famous case. Ingersoll-Rand also having cumulative voting won two awards. FORTUNE magazine ranked it second in its industry as "America's Most Admired Corporations" and the WALL STREET TRANSCRIPT noted "on almost any criteria used to evaluate management, Ingersoll-Rand excels." In 1994 and 1995 they raised their dividend.
  Lockheed-Martin, as well as VWR Corporation now have a provision that if anyone has 40% of the shares cumulative voting applies, it applies at the latter company.
  In 1995 American Premier adopted cumulative voting. Alleghany Power System tried to take away cumulative voting, as well as put in a stagger system, and stockholders defeated it, showing stockholders are interested in their rights.
  If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain."

BOARD OF DIRECTORS' POSITION

  The Board of Directors firmly believes that the process by which shareowners currently elect Directors, with each shareowner eligible to cast one vote per share owned for a number of Directors up to the number to be elected, best assures that the Directors will honor their duties to represent the interests of all shareowners, and not just a particular group. Cumulative voting, which the proponents recommend, would permit a minority of shareowners to pool their voting power to attempt to elect a candidate who would advocate the faction's special viewpoints, even when these viewpoints diverge from the interests of the other shareowners. The resulting inability to exercise independent judgment by one or more "special interest" Directors could adversely disrupt the Board's sound analysis and timely conduct of affairs, to the detriment of the Company and all shareowners.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ABOVE PROPOSAL.

ITEM E ON PROXY CARD

  Mr. Robert S. Kopach, 4309 San Carlos Drive, Fairfax, VA 22030, who owns 900 shares of the Company's common stock, has stated that he intends to submit the following proposal at the Annual Meeting:
  "RESOLVED: I recommend that the current Short and Long Term Incentive Awards for executive officers be abolished. The incentive award to be awarded would be tied proportionally to the price of the stock at the end of the year. Example:
If the stock price is up 20% at the end of the year, then the incentive would be 20% of salary.
  REASONS:
  1. Management is adequately compensated as illustrated in the cash compensation table. Executive officers should only receive extra compensation if the stock price is up -- that is the incentive. They are rewarded as are the shareholders if the stock price is up.
  2. Under the current Short Term Incentive Award, the executive officers are being compensated from 50% to over 100% of their salary. The Company uses the excuse this level of compensation is necessary to attract and keep quality people. They argue that their package is in line with other companies in their peer group. We want Bell Atlantic to be better than, not in line with others. The Company needs to set an example by installing my proposed incentive plan and becoming a leader in this reform.
  3. There is no need for any Long Term Incentive Package. The yearly incentive package tied to the price of stock would adequately compensate the executive. How often do the officers want to get paid for the same job? Enough please!

  4. We need to bring some justice and equity back into the workplace. There is too big a gap between what the executive officers make and the pay of the average worker. This is an insult to the average worker. The pay an executive officer makes in a few years far exceeds the average workers total lifetime or career earnings. This gap in pay is undermining the work ethic of the average worker and this will have an impact on the Company.
  5. The executive officers and the board of directors have forgotten that they work for the shareholders. They talk about shareholder value and keep downsizing the Company. Let's start at the top. If you can't downsize your own salary and incentives let's not go any further.
  6. The executive officers with their big pay packages have put themselves so high on a pedestal they don't hear and can't relate to the shareholders.
  7. The media needs to educate the shareholders and public before proxy materials coming out in order to win a battle such as this. It is their responsibility to report the news and not worry about the loss of advertising dollars or other reprisals from the Company.
  8. The only reason management gets away with this abuse of power is that most of the shareholders do not take the time to read the proxy materials. Unfortunately, they are too trusting and vote according to the board's recommendations.
  9. Management needs to be held accountable. Based on my incentive plan executive officers would be justly compensated if the stock performs well.
  10. I could go on and on stating the injustices of the executive officers compensation plan. My point has been made. It is just wrong.
  11. A vote for this proposal will send a clear message to management. They need to be more responsive to the shareholders. Let's make it right. Vote yes for this proposal. Make management walk the talk."

BOARD OF DIRECTORS' POSITION

  As explained in detail in the Report of the Human Resources Committee on Executive Compensation, beginning on the following page, compensation of executive officers is set at levels which are intended to be sufficiently competitive with companies of similar size and complexity to permit the Company to attract and retain the best possible individuals. The Company's compensation plans are structured to provide incentives for executive officer performance that results in continuing improvements in the Company's financial and operational results and total return to shareowners over both the short term and the long term. Since a significant portion of incentive compensation is in the form of Company stock or stock options, the amount of value generated for the Company's shareowners is a key factor -- but not the only factor -- in determining the value ultimately realized by executive officers under the plans. In addition to stock price, executive officer compensation is based on a number of factors, including Company financial performance, customer satisfaction and individual performance. The Human Resources Committee believes that this combination of incentives for executive officer performance is in the best interest of shareowners.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ABOVE PROPOSAL.

OTHER BUSINESS _________________________________________________________________

  The Board knows of no other matters to be presented for shareowner action at the meeting. If other matters are properly brought before the meeting, the persons named in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

EXECUTIVE COMPENSATION _________________________________________________________


       REPORT OF THE HUMAN RESOURCES COMMITTEE ON EXECUTIVE COMPENSATION

  This report is made by the Human Resources Committee of the Board (the "HRC"), which is the committee charged with establishing and administering the policies and plans which govern compensation for executive officers, including those individuals listed in the compensation tables in this proxy statement. In the case of the compensation of those executive officers who are also members of the Board, the HRC makes recommendations which are subject to approval by non-employee members of the Board.

PHILOSOPHY

  Compensation of executive officers of the Company is set at levels which are intended to be sufficiently competitive with companies of similar size and complexity to permit the Company to attract and retain the best possible individuals. The companies that are included in the comparative analysis of compensation include not only the companies characterized as the "peer group" on page 19 of this proxy statement, but also approximately 45 other companies considered by independent consultants to be appropriate for comparison.
  Each executive officer's compensation is based upon both individual and Company performance. The compensation plans are structured to provide incentives for executive officer performance that results in continuing improvements in the Company's financial results, customer satisfaction, and stock price over both the short term and the long term. The plans are also designed to align the interests of the Company's executives and its shareowners by providing for payment of a significant portion of incentive compensation in the form of Company stock or stock options. Thus, the value generated for the Company's shareowners is a key factor in determining the value ultimately realized by executive officers under the plans.

COMPENSATION STRUCTURE

  As may be seen from the Summary Compensation Table (the "Summary Table") included on page 15, the compensation of executive officers in 1996 consisted of three principal parts. As more fully described below, two of the three components are at risk, meaning that the ultimate value of the total compensation depends on factors which include company financial performance, customer satisfaction, individual performance, and stock price. Two of the three components are also partly or entirely tied to the performance of the Company's stock. The third component, salary, once established, is not subject to contingency and is paid in cash. The HRC regularly reviews each component of executive compensation.
  The HRC annually considers whether to adjust the stated salary midpoint for each of the salary grades applicable to executive officers, usually adjusting each salary grade by the same percentage. The HRC furthermore determines for each salary grade, from time to time, an appropriate target short term incentive bonus under the Company's Short Term Incentive Plan (the "STIP"), derived as a percentage of the salary grade midpoint. The applicable percentage increases from the lower end of the salary grade range up to the salary grade assigned to the Chief Executive Officer.
  In 1995, for the HRC's January 1996 decisions affecting compensation of executive officers for 1996, the HRC's independent consultants conducted a comprehensive review of the executive compensation program. That review was conducted for the purpose of evaluating the compensation structure, including such elements as salary grade midpoints, the percentage of midpoint which determines the dollar value of the target short term incentive, the overall amounts of annual cash compensation and total compensation, and the mix and relative value of the various compensation components. In performing its analysis, the HRC's consultant obtained and analyzed market-based compensation data to determine the median compensation levels for ten companies in the telecommunications industry and a broader sample of 40 additional companies, primarily drawn from the high technology, entertainment and consumer products industries. The 40 companies in those industries were chosen for their comparability based on such factors as revenues and number of employees. A five percent annual update factor was applied to the 1994 compensation data to produce estimated 1995 levels.
  The results of this analysis showed that, on average, Bell Atlantic's cash compensation in 1995 represented 94 percent of the median for the overall market of 50 companies, and Bell Atlantic's total compensation represented 95 percent of the median for that group.
  In January 1996, based on the independent consultant's study described above, the HRC approved a five percent year-over-year increase in the compensation structure for 1996 and increased the target short term incentives (as a percentage of salary grade midpoint) for most salary grades, in the range of five to fifteen percentage points.
  At the same time, the HRC refined its determination of the appropriate long term incentive compensation as a percentage of "cash compensation" (salary grade midpoint plus target STIP award) for each salary grade. A market-based comparison of long term compensation was performed, using the same analytic techniques that had been used in 1994, but with updated 1995 data. As a result of that analysis, the HRC determined that it was appropriate to adjust the applicable percentages of cash compensation for each respective salary grade, for purposes of determining the appropriate dollar values of long term incentives. The HRC's adjustments ranged from a five percentage point reduction to a 15 percentage point increase for various salary grades. As adjusted, the applicable percentages increase from lower salary grades to higher salary grades. The HRC then converted the computed dollar values for long term incentives into a number of stock options, by salary grade, using the Black-Scholes valuation method to determine the dollar value per option in January 1996.
  As a result of the approach described above, a substantial portion of the total compensation structure for executive officers is tied to stock performance, and an even greater portion of total compensation is at risk.

COMPONENTS OF COMPENSATION

  SALARY

  Salaries shown in Column (c) of the Summary Table represent the non-contingent portion of compensation for executive officers for 1996. Changes in salary depend upon such factors as individual performance, the period of time since the last change in the individual's salary or salary grade, whether the individual's current salary is in the lower, middle or upper third of the range for that grade, and the economic and business conditions affecting the Company at the time.

  BONUS

  The amounts shown under "Bonus" in Column (d) of the Summary Table were awarded to the named executive officers, 80 percent in cash and 20 percent in deferred stock, for 1996 pursuant to the STIP. Under the STIP, the annual bonus for each executive officer depends in part upon growth in Earnings Per Share ("EPS") over the prior year and in part on customer satisfaction indicators. Furthermore, for executive officers of subsidiaries, the bonus also depends on certain additional financial results and strategic accomplishments of one or more subsidiaries.
  At the beginning of 1996, the HRC established a set of customer satisfaction indicators, based on measurements, at periodic intervals throughout the year, of satisfaction of specified customer groups with different categories of service, and a scale that permits particular levels of customer satisfaction to be converted into bonus amounts for executive officers at each salary grade.
  The HRC also establishes a scale that permits particular levels of EPS growth to be converted into bonus amounts for executive officers at each salary grade. During the year, the HRC may decide to exclude from the determination of the applicable EPS growth the effects of such factors as changes in accounting methods or items considered extraordinary, unusual, or infrequently occurring. The HRC reviews the applicable EPS growth and potential adjustments at each of its meetings and reports regularly to the Board on any adjustments.
  For the majority of executive officers, the success of the Company and its subsidiaries in achieving customer satisfaction had a 25 percent weighting when determining an individual's short term incentive award for 1996, while financial and/or other strategic objectives were generally weighted 75 percent. The final outcome for the year, based on the EPS scale and customer satisfaction levels, is used to determine the STIP for the Chief Executive Officer, and is also used in determining amounts payable under the annual profit sharing plan applicable to approximately 65 percent of the Company's employees.
  The preliminary amount of an executive officer's bonus, after taking account of Company financial results and customer satisfaction levels, may range from zero to a maximum amount determined by reference to the individual's salary grade. In determining the final amounts of the STIP awards, the HRC may reduce or increase the preliminary amount of the award for each executive officer based upon individual performance, including an assessment of the officer's success in meeting individual performance objectives and in demonstrating attributes of leadership.
  From time to time, the HRC may make a special award to an executive officer, in addition to the STIP, for extraordinary achievement in furthering the Company's strategic goals. Such awards are generally granted primarily in Company stock. On occasion, in connection with awards relating to a Company investment in a business with publicly traded stock, the award may be granted in the form of options to purchase shares of such company's stock.

  STOCK OPTIONS

  The long term incentive component of compensation arises from the Company's grant of stock options under the Company's Stock Option Plan. Formerly, the Company offered a second long term incentive known as Performance Shares, but that plan was discontinued after the Performance Shares for the 1991-1993 grant cycle were awarded in January 1996, based on stock performance from 1991-1995. The HRC began the transition to the use of stock options as the sole component of long term compensation in 1994, and accordingly increased substantially the target value of annual stock option grants to be awarded at each salary grade over the course of three grant years (1994-1996). Under the Stock Option Plan, the HRC sets the number of options to be granted based on the recipient's salary grade. All stock options under the Plan are granted at fair market value, and therefore any value which ultimately accrues to executive officers is based entirely on the Company's stock performance and bears a direct relationship to value realized by the Company's shareowners.

  STOCK OWNERSHIP GUIDELINES

  In 1994, the HRC adopted stock ownership guidelines for certain key executives. Under the guidelines, the Chief Executive Officer is expected to have an ownership interest in Company stock having a value of at least four times his or her annual salary. Other executives identified by the HRC are expected to have an ownership interest in Company stock having a value of at least three times his or her annual salary. Executives currently subject to the guidelines are expected to reach the minimum recommended ownership levels by October 1997. The HRC monitors compliance with the stock ownership guidelines on an annual basis and performed its 1996 review in the fourth quarter.

1996 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

  The plans and policies discussed above were the basis for the 1996 compensation of Raymond W. Smith, the Company's Chairman and Chief Executive Officer.
  The annual salary shown for Mr. Smith for 1996 in Column (c) of the Summary Table was in effect throughout 1996. Mr. Smith's STIP award for 1996 was $1,200,000, out of a possible range of zero to $1,358,200 established for him. In determining the award, the HRC compared (a) the Company's EPS growth from 1995 to 1996, after eliminating the financial consequences of certain extraordinary, unusual or infrequent events, and (b) customer satisfaction benchmarks established in January 1996, and increased Mr. Smith's preliminary award by $72,700 for individual performance. As shown in the 1996 Option Table, the HRC granted Mr. Smith a total of 230,194 stock options during 1996.

APPLICABLE TAX CODE PROVISION

  The HRC has reviewed the potential consequences for the Company of Section 162(m) of the Internal Revenue Code, which imposes a limit on tax deductions for annual compensation in excess of one million dollars paid to any of the five most highly compensated executive officers. In 1994, shareowners approved an amendment to the Stock Option Plan, the purpose of which was to qualify amounts paid under that plan as "performance-based" compensation which may be excluded from the compensation to be taken into account for purposes of the one million dollar limit. In the HRC's opinion, the modifications to the STIP which would be necessary to similarly qualify payments under the STIP would not be in the Company's best interest. The limitation under Section 162(m) had a minimal impact on the Company in 1996 (a net tax effect of approximately $500,000). It is expected to have a minimal impact again in 1997.

                              Respectfully submitted,

                              Human Resources Committee
                                  Shirley Young, Chair
                                  James H. Gilliam, Jr.
                                  Thomas H. Kean
                                  John F. Maypole

COMPENSATION TABLES

  The following tables contain compensation data for the Chief Executive Officer and the four other most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

-------------------------------------------------------------------------------------------------
  Dollars in Thousands
                                     Annual                        Long Term
                                  Compensation                   Compensation
                                 ---------------              -------------------
            (a)             (b)   (c)     (d)        (e)        (g)       (h)           (i)
  Name and                                       Other Annual Options/    LTIP       All Other
  Principal Position        Year Salary  Bonus   Compensation SARs (#) Payouts/1/ Compensation/2/
-------------------------------------------------------------------------------------------------
  Raymond W. Smith          1996 $905.4 $1,200.0              230,194        --       $  7.5
  Chairman and Chief        1995 $842.4 $1,000.0    $71.9     158,030    $262.9       $  7.5
  Executive Officer         1994 $831.2 $  778.7              948,180    $400.9       $  6.0

  James G. Cullen           1996 $555.4 $  802.5              154,315        --       $  7.5
  Vice Chairman             1995 $446.7 $  499.8               74,783    $ 58.4       $  7.5
                            1994 $398.9 $  369.3              356,400    $ 89.0       $  7.2

  Lawrence T. Babbio, Jr.   1996 $531.5 $  802.5              150,209        --       $  7.5
  Vice Chairman             1995 $434.5 $  499.8               74,415    $ 53.0       $  7.5
                            1994 $310.0 $  284.0              291,420    $ 80.9       $109.0

  William O. Albertini      1996 $339.8 $  297.2               50,261        --       $  7.5
  Executive Vice President  1995 $329.8 $  294.8               45,274    $ 45.6       $  7.5
  and Chief Financial       1994 $293.4 $  255.8              216,120    $ 69.6       $  7.5
   Officer

  Stuart C. Johnson         1996 $324.3 $  283.0               47,116        --       $  7.5
  Group President - Large   1995 $311.1 $  274.8               36,020    $ 23.7       $  6.8
  Business and Information  1994 $299.1 $  255.8              216,120    $ 36.2       $  7.5
  Services, Bell Atlantic
  Network Services, Inc.
-------------------------------------------------------------------------------------------------

/1/ The amounts shown represent the value of shares awarded under the
    Performance Share Plan, which was discontinued after the awards shown for 1995.
/2/ The amounts shown for 1996 represent Company matching contributions to the
    Savings Plan for Salaried Employees.
--------------------------------------------------------------------------------

                             1996 OPTION/SAR GRANTS

--------------------------------------------------------------------------------------------
                                             Individual Grants
                           ------------------------------------------------------
                           Number of Securities  % of Total  Exercise
                                Underlying      Options/SARs  or Base             Grant Date
                               Options/SARs      Granted to    Price   Expiration  Value/3/
  Name                         Granted (#)       Employees   ($/Share)    Date      ($000)
  ------------------------------------------------------------------------------------------
  Raymond W. Smith               230,194/1/        4.31%     $68.2500    1/2006    $1,901.4
                                 =======           =====                           ========
  James G. Cullen                145,525/1/        2.72%     $68.2500    1/2006    $1,202.0
                                     757/2/        0.01%     $68.3125    1/1997    $    6.3
                                   1,900/2/        0.04%     $68.3125    1/1998    $   15.7
                                   5,453/2/        0.10%     $68.3125    1/2002    $   45.0
                                     680/2/        0.01%     $68.3125    1/2000    $    5.6
                                 -------           -----                           --------
                                 154,315           2.88%                           $1,274.6
                                 =======           =====                           ========
  Lawrence T. Babbio, Jr.        145,525/1/        2.72%     $68.2500    1/2006    $1,202.0
                                     158/2/        0.00%     $65.8750    1/1998    $    1.3
                                   3,233/2/        0.06%     $65.8750    1/2002    $   26.7
                                     308/2/        0.01%     $65.8750    1/1999    $    2.5
                                     985/2/        0.02%     $61.5000    1/2002    $    8.1
                                 -------           -----                           --------
                                 150,209           2.81%                           $1,240.6
                                 =======           =====                           ========
  William O. Albertini            47,116/1/        0.88%     $68.2500    1/2006    $  389.2
                                   1,593/2/        0.03%     $62.7500    1/2005    $   13.2
                                   1,552/2/        0.03%     $64.3750    1/2003    $   12.8
                                 -------           -----                           --------
                                  50,261           0.94%                           $  415.2
                                 =======           =====                           ========
  Stuart C. Johnson               47,116/1/        0.88%     $68.2500    1/2006    $  389.2
                                 =======           =====                           ========
--------------------------------------------------------------------------------------------

/1/ Half exercisable on first anniversary of grant date; remaining half exercisable on second anniversary of grant date; eligible for reload options.
/2/ Granted in connection with a stock-for-stock exercise; exercisable six months from the date of grant; eligible for reload options.
/3/ Black-Scholes calculation making the following assumptions: 5-year historic dividend yield; 5-year historic volatility; 10-year zero coupon bond rate as risk-free rate of return; and all options exercised at end of term.
--------------------------------------------------------------------------------

      1996 AGGREGATED OPTION/SAR EXERCISES AND YEAR-END OPTION/SAR VALUES

----------------------------------------------------------------------------------------------------------
                                                    Number of Unexercised         Value of Unexercised
                                                   Options/SARs at Year-End      In-the-Money Options/
                              Shares     Value          (# of Shares)           SARs at Year-End ($000)
                           Acquired on  Realized ---------------------------- ----------------------------
  Name                     Exercise (#)  ($000)  Exercisable Unexercisable/1/ Exercisable Unexercisable/1/
----------------------------------------------------------------------------------------------------------
  Raymond W. Smith                0      $  0      665,067       822,807       $8,674.7       $6,778.0
  James G. Cullen             2,499      $263.3    262,736       368,275       $3,337.2       $2,547.7
  Lawrence T. Babbio, Jr.     1,291      $129.9    222,238       327,663       $2,936.5       $2,083.2
  William O. Albertini          736      $ 46.6    144,958       183,743       $1,728.3       $1,547.0
  Stuart C. Johnson               0      $  0      132,965       182,191       $1,705.5       $1,544.9
----------------------------------------------------------------------------------------------------------

/1/ Certain options granted in 1994 are not exercisable until nine years from grant date unless certain stock price hurdles are achieved.
--------------------------------------------------------------------------------

BELL ATLANTIC PENSION PLANS

  The Company and several of its subsidiaries maintain a noncontributory, nonqualified pension plan known as the Bell Atlantic Senior Management Retirement Income Plan (the "Senior Management Retirement Plan") under which retirement benefits are payable to all executive officers and other senior managers.
  The following table sets out, for a participant who has sufficient age and service to qualify for a retirement pension, the estimated annual target pension payable as a single life annuity under the Senior Management Retirement Plan for a participant age 60 or older, for various levels of final average pay and years of service:

  ----------------  ----------------------------------------------------
   FINAL AVERAGE                 CREDITED YEARS OF SERVICE
        PAY            15        20         25         30     35 OR MORE
  ----------------  ----------------------------------------------------
     $  250,000     $ 75,000 $  100,000 $  118,750 $  137,500 $  150,000
        500,000      150,000    200,000    237,500    275,000    300,000
        750,000      225,000    300,000    356,250    412,500    450,000
      1,000,000      300,000    400,000    475,000    550,000    600,000
      1,250,000      375,000    500,000    593,750    687,500    750,000
      1,500,000      450,000    600,000    712,500    825,000    900,000
      1,750,000      525,000    700,000    831,250    962,500  1,050,000
      2,000,000      600,000    800,000    950,000  1,100,000  1,200,000
      2,250,000      675,000    900,000  1,068,750  1,237,500  1,350,000
      2,500,000      750,000  1,000,000  1,187,500  1,375,000  1,500,000
  ----------------  ----------------------------------------------------

  Under the Senior Management Retirement Plan, a senior manager accrues a target pension in an amount equal to a percentage of "final average pay." This percentage factor increases with service, up to a maximum of 60 percentage points for a senior manager with 35 or more years of service. For purposes of calculating the target pension, "final average pay" means the average of a senior manager's base salary plus the Short Term Incentive Plan award for the highest five years of the final ten years of employment prior to retirement. The Senior Management Retirement Plan applies an early retirement discount of five percent for each year by which the date of retirement precedes age 60, although the Human Resources Committee may waive any or all of the discount on a case-by-case basis. The pension benefit payable under the Senior Management Retirement Plan is not subject to reduction for Social Security benefits, but is reduced dollar-for-dollar by the amount of the benefit paid from the trust of the Bell Atlantic Cash Balance Plan, which is a qualified defined benefit pension plan known prior to December 31, 1995 as the Bell Atlantic Management Pension Plan (the "Qualified Pension Plan").
  The years of credited service under the Senior Management Retirement Plan, as of December 31, 1996, were: Mr. Smith, 37 years; Mr. Cullen, 32 years; Mr. Babbio, 30 years; Mr. Albertini, 29 years; and Mr. Johnson, 4 years.
  The Qualified Pension Plan is a noncontributory, qualified pension plan for salaried employees, including executive officers of the Company who are eligible to receive retirement benefits under the Senior Management Retirement Plan. Under the Qualified Pension Plan, retirement is mandatory at age 65 for certain executives, and retirement before age 65 can be elected if certain conditions are met. Annual pensions under the Qualified Pension Plan, as amended December 31, 1995, are computed using a cash balance methodology, which provides for pay credits equal to four percent to seven percent (depending on age and service) of the first $150,000 of salary per annum for 1996 and the first $160,000 for 1997, and monthly interest credits on the account balance (based on prevailing market yields on certain U.S. Treasury obligations). Pension amounts under the Qualified Pension Plan are not subject to reduction for Social Security benefits or other offset amounts. The Internal Revenue Code places certain limitations on pensions which may be paid from the trusts of federal income tax qualified plans, including the Qualified Pension Plan. Pension amounts for executive officers which exceed such limitations will be paid from Company assets under the Senior Management Retirement Plan.
  Assuming that the current officers listed in the Summary Table continue in their present positions at their current salaries until retirement at age 65, their estimated annual pensions under the Qualified Pension Plan attributable to such salaries would be: Mr. Smith, $186,658; Mr. Cullen, $186,287; Mr. Babbio, $184,747; Mr. Albertini, $165,018; and Mr. Johnson, $25,761. These annual pension amounts are included within the target pension benefit under the Senior Management Retirement Plan (as described above) and are not in addition to that target pension.

OWNERSHIP OF BELL ATLANTIC COMMON STOCK

  On January 31, 1997, the Outside Directors and executive officers of the Company beneficially owned, in the aggregate, approximately 2,753,373 shares of Bell Atlantic common stock (or less than one percent of the shares outstanding), including 2,447,127 shares under options currently exercisable by Outside Directors and executive officers. In addition, certain executive officers have deferred receipt of 101,251 shares under the Bell Atlantic Deferred Compensation Plan, and certain Outside Directors have deferred receipt of 69,119 shares under the Outside Directors' Deferral Plan. Shares deferred under those plans may not be voted or transferred. The following table sets forth information as of January 31, 1997, regarding ownership of the Company's common stock by the named executive officers, Outside Directors and other nominees. Except as otherwise noted, each individual or his or her family member(s) have sole or shared voting and/or investment power with respect to such securities.

------------------------------------------------------------------------------------------
                            SHARES        SHARES HELD    SHARES BENEFICIALLY OWNED
                         BENEFICIALLY        UNDER           GIVING EFFECT TO
NAME                       OWNED/1/    DEFERRAL PLANS/2/  COMPLETION OF MERGER/3/   TOTAL
------------------------------------------------------------------------------------------
NAMED EXECUTIVE
 OFFICERS:
Raymond W. Smith           878,785          44,477                     --          923,262
James G. Cullen            343,294          12,893                     --          356,187
Lawrence T. Babbio, Jr.    309,646           8,191                     --          317,837
William O. Albertini       178,795           5,334                    506          184,635
Stuart C. Johnson          158,005           9,892                     --          167,897
OUTSIDE DIRECTORS AND
 NOMINEES:
William W. Adams             2,218           7,921                     --           10,139
Thomas E. Bolger            82,133/4/        4,027                     --           86,160
Frank C. Carlucci            3,149           7,318                     --           10,467
Richard L. Carrion              --              --                    527              527
Lodewijk J.R. de Vink           --              --                    589              589
James H. Gilliam, Jr.        2,244           3,016                     --            5,260
Stanley P. Goldstein            --              --                  4,686            4,686
Helene L. Kaplan                --              --                  4,960            4,960
Thomas H. Kean               3,394           1,343                     --            4,737
Elizabeth T. Kennan             --              --                  4,098            4,098
John F. Maypole             28,394           9,118                     --           37,512
Joseph Neubauer             18,732           6,655                     --           25,387
Thomas H. O'Brien           17,594          10,062                     --           27,656
Eckhard Pfeiffer             2,500             768                     --            3,268
Hugh B. Price                   --              --                    368              368
Donald B. Reed                  --              --                174,762/5/       174,762
Rozanne L. Ridgway          13,117           5,348                     --           18,465
Frederic V. Salerno             --              --                357,815/5/       357,815
Ivan G. Seidenberg              --              --                381,287/5/       381,287
Walter V. Shipley               --              --                  5,690            5,690
John R. Stafford                --              --                  5,849            5,849
Shirley Young                2,552          13,543                     --           16,095
------------------------------------------------------------------------------------------

/1/ Includes shares subject to options that are exercisable or will become exercisable by April 1, 1997, as follows: 780,164 for Mr. Smith, 324,623 for Mr. Cullen, 294,331 for Mr. Babbio, 148,516 for Mr. Albertini, 156,523 for Mr. Johnson, 2,000 for Mr. Adams, 2,000 for Mr. Bolger, 1,000 for Mr. Carlucci, 2,000 for Mr. Gilliam, 2,000 for Mr. Kean, 26,000 for Mr. Maypole, 18,500 for Mr. Neubauer, 17,000 for Mr. O'Brien, 2,500 for Mr. Pfeiffer, 12,500 for Ms. Ridgway, and 2,000 for Ms. Young.

/2/ These shares may not be voted or transferred.

/3/ Share ownership reflects shares of Bell Atlantic common stock that these individuals will have the right to receive when the Merger is completed and their NYNEX shares are converted into Bell Atlantic common stock, and includes, for Mr. Salerno, 9,505 shares which may not be voted or transferred. Since such shares of Bell Atlantic common stock were not held by these individuals on March 10, 1997, the record date for the Annual Meeting, the holders of such shares will not be entitled to vote them at the Annual Meeting.

/4/ Includes 14,806 shares held by Mr. Bolger's spouse as to which Mr. Bolger disclaims beneficial ownership.

/5/ Includes shares that will be subject to exercisable options following the
    Merger as a result of the conversion of NYNEX options into Bell Atlantic options, as follows: 163,456 for Mr. Reed, 326,073 for Mr. Salerno, and 345,579 for Mr. Seidenberg.
--------------------------------------------------------------------------------

STOCK PERFORMANCE
                           [LINE GRAPH APPEARS HERE]


                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                 AMONG BELL ATLANTIC, OTHER RHCs, AND S&P 500

--------------------------------------------------------------------------------
Data Points                              At December 31,
in Dollars *         1991      1992      1993      1994      1995      1996
--------------------------------------------------------------------------------
Bell Atlantic       $100.0     112.3     136.0     120.1     169.5     171.7
--------------------------------------------------------------------------------
Other RHCs          $100.0     111.7     128.6     126.0     197.1     192.5
--------------------------------------------------------------------------------
S&P 500             $100.0     107.6     118.4     120.0     164.9     202.8
--------------------------------------------------------------------------------

                  *Assumes $100 invested on December 31, 1991

  The Company's peer group is comprised of Ameritech Corporation, BellSouth Corporation, NYNEX Corporation, SBC Communications Inc., and U S West, Inc., regional holding companies ("RHCs") which, like the Company, commenced operations on January 1, 1984, following a court-approved divestiture of certain assets of the Bell System. The seventh RHC, Pacific Telesis Group ("PacTel"), has been excluded from the peer group since the spin-off of its cellular operations in May 1994. The Company believes that the spin-off substantially changed the nature of PacTel's business and future prospects. Data for U S West Communications common stock and U S West Media Group common stock were combined for purposes of the total return calculation.


  The following supplemental table presents a comparison of the Company's stock performance with that of the S&P 500 since the Company commenced operations. None of the elements of executive compensation reported above was determined on the basis of this comparison.

                           [LINE GRAPH APPEARS HERE]


                     COMPARISON OF CUMULATIVE TOTAL RETURN
                         OF BELL ATLANTIC AND S&P 500
                  FROM DIVESTITURE THROUGH DECEMBER 31, 1996

                        Bell Atlantic           705%
                        S&P 500                 588%

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Mr. James G. Cullen, a Director and a Vice Chairman of the Company, reported the exercise of four options under the Company's Stock Option Plan four days late. The lateness of the filing was due to an oversight by the Company, which took remedial action promptly upon its discovery.

EMPLOYMENT AGREEMENTS

  In May 1995, the Company entered into employment agreements with each of Mr. Babbio and Mr. Cullen in order to provide for an efficient transition upon any change in the Chief Executive Officer of the Company. As described in the Company's 1996 Proxy Statement, these agreements provided certain incentives for the executive to remain employed by the Company for a "committed employment period" ending on the earlier of July 1, 1998, or the second anniversary of the election of a new Chief Executive Officer. In June 1996, the Company executed amendments to the May 1995 employment agreements of each of Messrs. Babbio and Cullen. Those amendments reaffirm the terms of the May 1995 agreements through the closing of the Merger (the "Closing Date"), and provide an incentive in the form of a bonus which is payable promptly after the Closing Date if the executive then remains an employee in good standing. The amount of that incentive is substantially equal to one times "Pay," where Pay means the sum of the executive's annual salary plus his most recent short-term bonus award (or, if greater, a bonus equal to 150 percent of the target award). If the Merger agreement is terminated, the executives would each be entitled to a payment substantially equal to 25 percent of Pay.
  Furthermore, in June 1996, the Company and each of Messrs. Babbio and Cullen entered into a new employment agreement (the "1996 Agreements") which will supersede the amended May 1995 agreements if and when the closing of the Merger occurs. The 1996 Agreements provide: (i) stated salary increases on the Closing Date and on the first anniversary of the Closing Date; (ii) continuation of the executive's salary grade; (iii) an opportunity to receive a cash incentive equal to two times Pay for special efforts relating to integrating the two businesses if the executive remains an employee in good standing on the first anniversary of the Closing Date; (iv) an opportunity to earn a cash incentive equal to one times Pay if the executive remains an employee in good standing on the second anniversary of the Closing Date; and (v) two years of additional service credit for purposes of the early retirement discount under the Company's Senior Management Retirement Plan if the executive remains in service through at least July 1, 1998. If the executive is terminated without cause, or is constructively discharged, during the period ending two years after the Closing Date, the Company will provide the pension service credit which would otherwise have been earned, will afford the executive an opportunity to exercise outstanding stock options as though the executive had been retained in active employment through the second anniversary of the Closing Date, and will pay the executive a series of cash payments representing the value of compensation, incentives and benefits which the executive would have received during the remaining term of the agreement. A substantial portion of such payments is conditioned upon the executive refraining from competition with the Company for 24 months following termination of employment.
  In order to provide incentives related to the closing of the Merger and the integration of the companies, the Company also entered into employment agreements in June 1996 with Mr. Albertini and Mr. Johnson. Each agreement provides incentives for the executive to remain employed through the Closing Date and obligates the executive to comply with certain non-compete and non-disclosure agreements. Each executive will be entitled to an incentive payment substantially equal to one times Pay if the executive is an employee in good standing on the Closing Date. If the Merger agreement is terminated, the executive will be entitled to an incentive payment substantially equal to 25 percent of Pay. If the executive is terminated without cause prior to the second anniversary of the Closing Date, the executive would be entitled to receive the applicable incentive payment (if not previously received by him) and would be entitled to receive the compensation which he would have been entitled to receive had he remained employed through the second anniversary of the Closing Date. If the executive remains in compliance with the non-compete and non-disclosure covenants for 24 months following termination of employment, the executive would also be entitled to post-separation payments in an aggregate amount substantially equal to two times Pay. In addition, under those circumstances, the executive would be entitled to exercise outstanding stock options as though the executive had remained in active employment through the second anniversary of the Closing Date.
  The Company entered into the amendments to the May 1995 employment agreements and the 1996 Agreements with Messrs. Cullen, Babbio, Albertini and Johnson in order to provide incentives to these executive officers to remain with the Company during the period of uncertainty created by the Merger and to assist the Company in completing the Merger and integrating the operations of the Company and NYNEX after the Merger.
  The Merger agreement provides that, at the closing of the Merger, Bell Atlantic will enter into employment agreements with Mr. Smith and Mr. Seidenberg. These agreements provide for the employment of Mr. Smith and Mr. Seidenberg by the Company through December 1998 and July 2002, respectively, with levels of base and incentive compensation, benefits and perquisites which are each not less valuable than each executive's respective remuneration, benefits and perquisites at the time the Merger is consummated. In addition, the Company will provide life insurance benefits for Mr. Smith in an amount comparable to the split-dollar life insurance coverage which NYNEX has maintained for Mr. Seidenberg (and which, pursuant to his employment agreement, Bell Atlantic will continue to maintain after closing). Each of the agreements provides for various termination benefits in the event that the respective executive is either terminated without cause, terminates on account of death or disability, or the Board fails to appoint the executive to the position of Chief Executive Officer or Chairman at the applicable respective times. If any of such events occurs, the executive is entitled to receive post-separation payments with a value equal to the compensation, benefits and other remuneration which the executive would have received if the executive had held the position(s) contemplated by the executive's agreement for the duration of the term of the agreement.
  Mr. Smith and Mr. Seidenberg are also expected to receive discretionary bonuses at the time the Merger is closed, but the amounts of such bonuses, if any, have not yet been determined by the Boards of Directors of Bell Atlantic and NYNEX, respectively.
  Mr. Reed and Mr. Salerno are parties to executive retention agreements with NYNEX which provide for the payment of termination benefits in certain circumstances.

SUBMISSION OF SHAREOWNER PROPOSALS AND DIRECTOR
NOMINATIONS FOR 1998 ANNUAL MEETING ____________________________________________

  Shareowners who wish to submit a proposal for inclusion in the Board of Directors' 1998 proxy statement are advised that such proposals must be received by the Secretary no later than November 18, 1997. SEC rules set forth standards as to what shareowner proposals are required to be included in a proxy statement. In addition, the Company's Bylaws provide that any shareowner wishing to make a nomination for director, or wishing to introduce a proposal or other business, at the 1998 Annual Meeting must give the Company at least 60 days advance notice, and that notice must meet certain other requirements set forth in the Bylaws. Shareowners may request a copy of the Bylaws from the Corporate Secretary, Bell Atlantic Corporation, 1717 Arch Street, 32nd Floor, Philadelphia, PA 19103.

PROXY SOLICITATION _____________________________________________________________

  The Company will pay the entire cost of solicitation of proxies. Georgeson & Co. Inc., New York, NY, has been retained by the Company to solicit proxies by personal interview, mail, telephone and telegraph, and will request brokers, banks and other custodians, nominees and fiduciaries to forward soliciting material to beneficial owners of stock held of record by such persons. The Company will pay Georgeson & Co. Inc. a fee of $15,000, and will reimburse expenses incurred in connection with its services. Proxies also may be solicited by the Company's Directors, officers and employees, and by The First National Bank of Boston, the Company's transfer agent.

By Order of the Board of Directors

P. Alan Bulliner
Vice President - Corporate Secretary and Counsel

March 10, 1997

                           BELL ATLANTIC CORPORATION




                 [PRINTED ON RECYCLED PAPER LOGO APPEARS HERE]

  This document is printed on recycled paper which contains at least 10% post-
                                consumer waste.

                                            [LOGO OF BELL ATLANTIC APPEARS HERE]

--------------------------------------------------------------------------------

Dear Shareowner of Record:

   Enclosed are Bell Atlantic's 1996 Annual Report, Notice of 1997 Annual Meeting of Shareowners and Proxy Statement. The Annual Meeting will be held at The Playhouse Theatre in Wilmington, Delaware, on May 2, 1997, at 2 p.m. Directions to the meeting site are included on the reverse side of this letter.

   If you plan to attend the meeting, please retain this letter after detaching and mailing in your proxy card, and bring it to the meeting as proof of your stock ownership. This letter will serve as your Admission Ticket to the meeting.

   Securities and Exchange Commission rules permit us to send a single copy of our Annual Report to Bell Atlantic shareowners residing in the same household, provided that the shareowners who do not require an additional copy agree in writing. If the 1996 Annual Report enclosed in this mailing is a duplicate copy for your household, you can help us reduce expenses and preserve the environment by marking the appropriate box on the proxy card below. If you mark that box, we will not send future Annual Reports for this account unless you notify us to resume mailings for this account.

   Whether or not you plan to attend this meeting, your vote is important to us. To be sure that your vote is counted, we urge you to complete and mail the proxy card below in the accompanying postage-paid envelope as soon as possible.

   Please send any other shareowner correspondence to us c/o Boston EquiServe, P.O. Box 8038, Boston, MA 02266-8038, or call 1-800-631-2355.

Sincerely,


P. ALAN BULLINER
Vice President - Corporate Secretary and Counsel

March 10, 1997

                       ---- Detach Proxy Card Here ----

--------------------------------------------------------------------------------

    Please mark
[X] votes as in
    this example.

--------------------------------------------------------------------------------
                       Directors recommend a vote "FOR":
--------------------------------------------------------------------------------
                              FOR        WITHHOLD
A. Election of                [_]          [_]
   All Directors

EXCEPTIONS:
      [_] -------------------------------------
          For all nominees except as noted above

To  vote your shares for all Director nominees, mark the "FOR" box in Item A.
To withhold voting for all nominees, mark the "WITHHOLD" box. If you do not wish your shares voted "FOR" a particular nominee, mark the "EXCEPTION" box and enter the name(s) of the exception(s) in the space provided.

                              FOR        AGAINST        ABSTAIN
B. Ratification of            [_]          [_]            [_]
   Independent
   Accountants

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                    Directors recommend a vote "AGAINST"
                     the shareholder proposals regarding:
--------------------------------------------------------------------------------
                              FOR        AGAINST        ABSTAIN
C. Additional                 [_]          [_]            [_]
   Compensation
   Information

D. Cumulative Voting          [_]          [_]            [_]

E. Executive Incentive        [_]          [_]            [_]
   Compensation

--------------------------------------------------------------------------------

1. Indicate                   [_]
   notations
   on reverse side

2. Eliminate                  [_]
   duplicate
   Annual Reports

--------------------------------------------------------------------------------
Please sign exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.

Signature(s)__________________________________________ Date ____________________

Signature(s)__________________________________________ Date ____________________


Please Sign This Proxy as Name(s) Appear Above.
--------------------------------------------------------------------------------

                               ADMISSION TICKET
                                      AND
                     DIRECTIONS TO THE 1997 ANNUAL MEETING
                        FRIDAY, MAY 2, 1997, AT 2 P.M.
                             THE PLAYHOUSE THEATRE
                   DUPONT BUILDING AT 10th & MARKET STREETS
                             WILMINGTON, DELAWARE

From Baltimore, the Delaware Memorial Bridge or downstate Delaware:
Take I-95 North to Wilmington Exit 7 marked
"52 South, Delaware Avenue" and follow map.

From Commodore Barry Bridge (NJ) and
Philadelphia on I-95 South:                                [MAP APPEARS HERE]
Take I-95 South to Exit 7A marked "52 South,
Delaware Avenue" and follow map.

From Route 202:
Take Route 202 to intersection with I-95 South.
Follow I-95 South to Exit 7A marked "52 South,
Delaware Avenue" and follow map.

A limited number of parking spaces for shareowners have been reserved at the Hotel du Pont CarPark on Orange Street between 11th and 12th Streets and Colonial Parking on Orange Street between 12th and 13th Streets. Please allow ample time to park, and please bring this ticket as proof of stock ownership in order to gain admission to the Annual Meeting.

                      ----- Detach Proxy Card Here -----

PROXY/VOTING INSTRUCTION CARD              [LOGO OF BELL ATLANTIC APPEARS HERE]
--------------------------------------------------------------------------------

PROXY

This Proxy is Solicited by the Board of Directors for the Annual Meeting of Shareowners, Friday, May 2, 1997, 2 p.m., Local Time, at The Playhouse Theatre, 10th & Market Streets, Wilmington, Delaware.

The undersigned hereby appoints L.T. Babbio, Jr., J.G. Cullen and R.W. Smith, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all common shares held of record by the undersigned in Bell Atlantic Corporation, upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated on the reverse side of this card. IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR (I) IF THE PROPOSED MERGER BETWEEN A SUBSIDIARY OF BELL ATLANTIC CORPORATION AND NYNEX CORPORATION (THE "MERGER") HAS BEEN COMPLETED PRIOR TO MAY 2, 1997: L.T. BABBIO, JR., R.L. CARRION, J.G. CULLEN, L.J.R. DE VINK, J.H. GILLIAM, JR., S.P. GOLDSTEIN, H.L. KAPLAN, T.H. KEAN, E.T. KENNAN, J.F. MAYPOLE, J. NEUBAUER, T.H. O'BRIEN, E. PFEIFFER, H.B. PRICE, D.B. REED, R.L. RIDGWAY, F.V. SALERNO, I.G. SEIDENBERG, W.V. SHIPLEY, R.W. SMITH, J.R. STAFFORD, AND S. YOUNG, OR (II) IF THE MERGER HAS NOT BEEN COMPLETED PRIOR TO MAY 2, 1997: W.W. ADAMS, W.O. ALBERTINI, L.T. BABBIO, JR., T.E. BOLGER, F.C. CARLUCCI, J.G. CULLEN, J.H. GILLIAM, JR., T.H. KEAN, J.F. MAYPOLE, J. NEUBAUER, T.H. O'BRIEN, E. PFEIFFER, R.L. RIDGWAY, R.W. SMITH, AND S. YOUNG, AND IN ACCORD WITH THE DIRECTORS' RECOMMENDATIONS ON THE OTHER SUBJECTS LISTED ON THE REVERSE SIDE OF THIS CARD AND AT THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

This card also constitutes your voting instructions for shares held of record by Bell Atlantic Corporation for your account in the Direct Invest Plan and, if shares are held in the same name, shares held in the 1976 Bell Atlantic Employee Stock Ownership Plan, Savings Plan for Salaried Employees, or Savings and Security Plan (Non-Salaried Employees).

IF YOU DO NOT SIGN AND RETURN A PROXY, OR ATTEND THE MEETING AND VOTE BY BALLOT, YOUR SHARES CANNOT BE VOTED, NOR YOUR INSTRUCTIONS FOLLOWED, EXCEPT THAT SHARES IN THE SAVINGS PLANS WILL BE VOTED AS DESCRIBED ON PAGE 1 OF THE PROXY STATEMENT.

Please sign on the reverse side and return this proxy in the enclosed envelope.

NOTATIONS:
          ----------------------------------------------------------------------

          ----------------------------------------------------------------------

          ----------------------------------------------------------------------